Exhibit 99.2

COMARCO, INC., #11063878

COMARCO FIRST QUARTER 2007

June 15, 2006, 11:00 AM PT

Chairperson: Douglas Sherk, Tom Franza, Dan Lutz

Speaker:	Good afternoon ladies and gentlemen and welcome to the Comarco first quarter 2007 conference call. At this time all participants are in a listen only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by zero.

As a reminder this conference is being recorded today, Thursday June 15th, 2006. I would now like to turn the conference over to Doug Sherk with the EVC Group, please go ahead sir.

Doug Sherk:	Thank you operator and good afternoon everyone, to those of you who are on the East coast and good morning to you who are on the West coast. With us today are Tom Franza, President, CEO of Comarco, and Dan Lutz CFO of Comarco.

Before the market opened this morning, Comarco announced results for the fiscal first quarter of 2007 that ended on April 30, 2006. If you haven’t seen this release and would like a copy, please call our office at 415-896-6820 and we’ll get one to you immediately. There’ll be a taped replay of this call beginning approximately one hour after its conclusion and it will be available until Thursday, June 22nd, at midnight Pacific Time. The replay number is 1-800-405-2236 or for international callers, 1-303-590-3000. You will need to use the passcode 11063878 followed by the pound sign, to access this replay. The webcast of this call will be also available at www.comarco.com.

Before we get started as a reminder, during the course of this conference call the company may make projections of forward looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call, which state the company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future, are forward looking statements.

It’s important to note that Comarco’s actual results could differ materially from those projected in such forward looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward looking statements, is contained from time to time in the company’s SEC filings, including but not limited to, the company’s report on Form 10Q for the quarter ended April 30,2006. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

Comarco, Inc.	Page 1	06/15/2006

At this point I’d like to turn the call over to Tom Franza, President and CEO of Comarco.

Tom Franza:	Thank you Doug thanks everyone for joining us today. I’d like to start off my comments with a summary of our major progress as we execute on our FY ‘07 business plan.

First, we started work on a number of new projects to upgrade several thousand call boxes for digital and text operation. These new call box projects will produce approximately $12 to $14 million in incremental revenue during the current fiscal year.

The design and development of HSDPA and PDSCDMA capability for our wireless test product line is underway. These developments will provide our wireless test products with important competitive advantages, as GSM operators roll out HSDPA and as TD/SCDMA is implemented in China.

The design of our next generation Charge Source 90 Watt Titan product for worldwide retail sales is nearing completion and we have kicked off development of two new products designed specifically for OEM in-the-box applications. These new products will help us advance our position in the retail segment and will put us in position to win very large OEM option and OEM in-the-box opportunities.

Now I’d like to provide you with a high level update on each of our businesses, starting with wireless test solutions. As you know quality of service is a very important competitive differentiator for all wireless carriers. But they each address the issue in their own way.

Some operators will standardize on a benchmarking platform and conduct recurring drive testing as an in-house function as Verizon has done. Some may rely primarily on engineering tools or hand-held testers based on smart funds. Others will opt for autonomous or unattended testers with radio engineering capabilities. Some carriers will outsource quality of service benchmarking to engineering services firms.

Recognizing that the way operators will measure quality of service is ever changing and evolving, we developed a product platform with an inherently flexible and scalable architecture. It includes advanced scanning receiver capabilities and we are currently developing a complimentary product line based on smart funds.

Our platform also includes support for all cellular air interface technologies, including the latest HSDPA for GSM, and TD/SCDMA for China. Our product is readily adaptable and is therefore, consistent with the various methodologies employed by customers.

Comarco, Inc.	Page 2	06/15/2006

The industry continues to expand everywhere; two of the most expansive markets are in India and China. The cellular industry is growing rapidly in India, and advanced 3G networks are on the way. The government of Mainland China is expected to issue 3G licenses this year. China is a huge potential market with three operators, each with 30 regional markets. The roll out of advanced HSDPA, EVDO-REV A technology and the opening of 3G, including TD/SCMA, which is a China-specific standard in China, will create substantial demand for benchmarking and scanning products that support video call quality testing. We’re taking actions to ensure that we have the right products, sales and support in place to take advantage of this next big area of geographical expansion.

Moving on to Call Box, within our call Cox Business we are experiencing strong growth as state and local government agencies upgrade their call box systems to GSM or CDMA digital, as well as adding text capability for the speech and hearing impaired.

We have won a large number of contracts and expect that, strong upgrade business will continue through our fiscal 2008. We are currently working on projects for New York City and various California customers, including San Diego, Santa Barbara, Riverside, Orange, San Benito and MTC, which includes the nine Bay area counties.

Bad weather and start up delays caused a slow start in our first quarter of 2007, but projects are now ramping and revenue will be very strong for the balance of the year.

Now moving to Charge Source. The power adapter market consists of two major segments. The first is retail, which includes big box and specialty retailers, third party branded options, and OEM branded options. The second major segment is OEM in-the-box.

First I will address the retail segment. We believe this market segment is approximately $100 million and is best served in conjunction with established channel brand distributors, such as our distribution partner Kensington.

Success in retail also requires a broad line of programmable power adapters, with support for a very large number of portable devices. Charge Source currently supports more than 5,000 such devices, including most major laptop computers, cell phones, music players and DVD players.

We are currently shipping and expect that deliveries into retailers will grow, as Kensington drives placement and as the “store within a store” concept spreads. Late last year we began shipping Charge Source products in support of Kensington’s “Power it All” centers in Circuit City

Comarco, Inc.	Page 3	06/15/2006

and Comp USA stores nationwide. These centers are essentially “store within the store” merchandizing kiosks that direct consumers to a wide variety of Charge Source products.

Based on the interest in this concept and the success we are anticipating, we expect to see other retailers, both in the US and Europe, roll out similar centers. Just this week Kensington informed us that they will deploy “Power it All” centers in Dixons, a major UK retailer, and in Microcenter in the US. We are also shipping a third party option, Duracell branded, for sale through Dell and Toshiba.

We are working closely with Dell and other major OEM’s, to develop future products to be shipped as OEM branded options. Not only do we have the requisite IP for programmability, but with our proprietary small form factor construction technology, we can offer products that have significant competitive advantage. We believe that, this combination of advantages is important to customers, it is unique and it is sustainable.

A breakthrough for OEM branded has the potential to dramatically increase our current retail revenue and is therefore one of our highest priorities for FY ’07.

Now I will address the OEM in-the-box segment. The OEM in-the-box segment has the potential for unit deliveries counted in the tens of millions. The OEM brand is always used. This segment required ultra low cost, high volume manufacturing, worldwide support and logistics capabilities. This is a $1 billion a year market segment, with approximately $500 million of that for notebook computer power adapters.

It is intensely price sensitive and is currently addressed by a large number of low cost Asian manufacturers. None of the manufacturers that address this segment are dominant, all use commodity technology currently. We are working closely with Dell and the other major notebook OEM’s, to develop products that meet their specifications for OEM branded and in-the-box opportunities.

We have started two product development projects to produce platform designs for OEM branded and in-the box opportunities. The developments will be completed during the first half of FY ’08, and we expect that they will put us in position to win contracts during FY ’08.

In summary, we believe we have a winning strategy for Charge Source and have defined some very important goals. One, continue our progress and growth in retail. Two, develop products that will allow us to break through in the OEM option and OEM in-the-box categories. Three, enhance our Charge Source supply chain and develop partners for very high volume in-the-box opportunities.

Comarco, Inc.	Page 4	06/15/2006

In summary, we are focused on the development of products and relationships that will provide the basis of growth for Wireless Test and Charge Source. Our strong cash position provides us with the means to invest in technology, product and distribution as necessary. I’m very excited about our prospects going forward and look forward to keeping you informed as we execute on our business plan.

With that, I’d like to turn the call over to Dan for a brief overview of our financial results for the first quarter. Dan?

Dan Lutz:	Thank you Tom, good afternoon ladies and gentlemen. As we have filed our Form 10Q with the SEC, which includes detailed financial information related to each of our three businesses, I’d like to keep my comments brief and focus on certain highlights for the quarter. I’ll also be happy to field any questions on those items of interest not covered in my comments.

Our revenue for the first quarter of fiscal ’07, which ended April 30th, 2006, increased 33% compared to the first quarter of the prior fiscal year. This increase was largely attributable to our Call Box and Charge Source businesses.

First quarter revenue was in line with previous guidance and the company continues to expect revenue for fiscal ’07 to grow 20%, compared with $46.9 million reported for fiscal ’06.

As with the first quarter, this annual growth is expected to be driven by our Call Box and Charge Source businesses. With respect to our Call Box business, we entered fiscal ’07 with a significant backlog of contracts and projects to upgrade the installed base with digital and TTY technologies, which we expect to complete in fiscal ’08.

Additionally, we expect to record at least $4 million per year of revenue attributable to maintenance of the call box systems. These contracts typically run for five years. This significant backlog gives us an opportunity to have a record year in our Call Box business for fiscal ’07.

And finally, the company expects WTS revenue, the second half of fiscal ‘07, to be higher than the first half of the fiscal year. We experienced a similar trend during fiscal ’06.

Net loss in the first quarter of fiscal ’07 was $600,000, or $0.08 per share, compared to a net loss of $1.5 million, or $0.20 per share for the first quarter of fiscal ‘06. Net loss in the first quarter of fiscal ’07 included approximately $300,000 of amortization of previously-capitalized software development costs and approximately $100,000 of non-cash compensation expense related to equity-based incentive compensation.

Comarco, Inc.	Page 5	06/15/2006

We currently expect to continue to amortize capitalized software development costs at a rate of about $300 million per quarter through the third quarter of fiscal ’07. And subsequent to that, at reduced rates of amortization through fiscal ’08.

Moving on to the balance sheet, as of April 30th, 2006, which remains strong. We had cash balances totaling $23.2 million and our inventory levels began to decrease as we delivered on the Call Box upgrade contracts. Additionally, we reduced our accrued liabilities by approximately $3.9 million as we made payments against accrued inventory purchases and incentive compensation.

And finally, subsequent to the first quarter of fiscal ’07, the company repurchased approximately 46,000 shares at a weighted average price of $9.40 per share. This brings the total shares repurchased since the repurchase program was put in place during 1992, of approximately 2.6 million shares, for an average price of $8.24 per share, or a total of $21 million.

Now I’d like to turn the call back over to Tom.

Tom Franza:	Okay, I think it’s… we have some time now for questions operator.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one, on your push button phone. If you’d like to decline from the polling process press the star followed by two.

You’ll hear a three tone prompt acknowledging your selection and your questions will be polled in the order they’re received. If you are using speaker phone equipment you will need to first lift the handset before pressing your numbers. One moment please for the first question.

Our first question is from Larry Lytton with Second Line Capital.

Larry Lytton:	Good afternoon.

Speaker:	Hi Larry.

Larry Lytton:	Dan, what do you think the gross margins will be for the whole year? Obviously the mix changes over the course of the year and the volume increases.

Dan Lutz:	I think, what I would do is look to our fiscal ’06 and use that as a proxy. Because our mix of business will change, primarily driven by more Charge Source and Call Box. So I think I’d use that as a proxy.

Larry Lytton:	Do you happen to know what that was in ’06?

Comarco, Inc.	Page 6	06/15/2006

Dan Lutz:	I believe it was approximately… I want to say about 35%.

Larry Lytton:	Okay and in terms of operating expenses, can we annualize this first quarter rate roughly? Or is it not a good number.

Dan Lutz:	You know the reason why that’s not going to be a good number is, as we are implementing our Sarbanes Oxley, the 404, and as we’ve eclipsed $75 million in capitalization, our costs can increase significantly during the second half of the year due to additional audit as well as professional fees.

We still have some time before we make that determination but, I would say that, they’re going to increase as that happens, in the latter half of the year.

Larry Lytton:	And, by order of magnitude, we can annualize plus add another half million, three quarters of a million or something?

Dan Lutz:	You’re probably right in the ballpark Larry.

Larry Lytton:	Okay… and then last question. Tom, you obviously articulate the Charge Source opportunity well. I’m still a little bit lost on where all this is in terms of the size of the Chinese market versus the cyclicality of the business. I’m not clear where we would like to end up with Wireless Test you know three to five years down the road. What are you thinking about the growth rate for the market there at this point?

Tom Franza:	Well I think the overall growth rate is about the same as the wireless industry growth rate, which is probably high single digits or low double digits. And, as you know, the wireless test business is inherently spiky. We have low quarters and then very high quarters. And it’s really driven by projects.

Where I would like to see the business go is to be of a larger scale, a bigger geographical presence. There are currently, a number of companies that address the wireless test market segment. And, I also, I do think that perhaps there are good opportunities for alliances and other activities that could drive the scale of wireless tests.

Larry Lytton:	Okay great, thank you.

Operator:	Thank you, our next question is from Alex Silverman with Special Situation Funds.

Alex Silverman:	Hi guys.

Speaker:	Hi Alex.

Comarco, Inc.	Page 7	06/15/2006

Alex Silverman:	The global wireless win, is that one of the outsourcers that you mentioned?

Tom Franza:	Yes, it is. They are probably the leading engineering services company for outsourcing this type of work. They have decided to standardize on our platform after comparing it to all of the other available platforms. We’ve delivered a large number and we will deliver more.

We have a revenue-sharing type deal with them, so some of the revenues will be spread over the future. But it’s a really good way to address those carriers that have decided to completely outsource their benchmarking programs.

Alex Silverman:	Is this a Cingular provider?

Tom Franza:	Yeah, it’s the major Cingular provider.

Alex Silverman:	Okay and, can you actually explain what the revenue share is? Not necessarily the percentage but sort of how it works?

Tom Franza:	Yeah, I think Dan can walk us through that briefly.

Dan Lutz:	Yeah, Alex it’s based on a revenue share whereby they complete work on each contract, we provide equipment. We’ve already seeded CWS with certain systems, they’re out there deployed. As they get new task orders or contracts, we then bring that equipment back. We reconfigure it for the new markets and we’re able to re-use that equipment.

So our investment for the most part will be made in probably the next couple of months. And we expect to use those systems over the next, probably 14 months is my estimate right now. If you wanted to have a revenue percentage, we’re probably in at about 25% of their gross.

Alex Silverman:	Okay thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions please press the star followed by one at this time. As a reminder, if you are using speaker equipment, you will need to first lift the handset before pressing the numbers. Management I’d like to turn the call back to you.

Tom Franza:	Okay, well I want to thank everybody for tuning in today and we’ll look forward to keeping you apprised as we make progress during the rest of the year. Thanks.

END

Comarco, Inc.	Page 8	06/15/2006